CALCULATION OF FILING FEE TABLE
Form S-8
8x8, Inc.
Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Equity—Common	Other	8,338,000(2)	$2.28(4)	$19,010,640	0.0001381	$2,625.37
Equity	Equity—Common	Other	1,200,000(3)	$2.28(4)	$2,736,000	0.0001381	$377.84
Total Offering Amounts					$21,746,640		$3,003.21
Total Fee Offsets							$—
Net Fee Due							$3,003.21
(1) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of common stock, par value $0.001 per share (“Common Stock”), of 8x8, Inc. (the “Registrant”) that may be offered or issued by reason of stock splits, stock dividends or similar transactions.
(2) Represents shares of Common Stock added to the 8x8, Inc. Amended and Restated 2022 Equity Incentive Plan (the “2022 Plan”) pursuant to an amendment to the 2022 Plan authorized and approved by the stockholders of the Registrant on August 3, 2026.
(3) Represents shares of Common Stock added to the 8x8, Inc. Amended and Restated 2017 New Employee Inducement Incentive Plan (the “2017 Plan”) pursuant to an amendment to the 2017 Plan authorized and approved by the Board of Directors of the Registrant on July 29, 2026.
(4) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The computation is based upon the average of the high and low prices per share of the Registrant’s Common Stock as reported on the Nasdaq on August 6, 2026.